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[LOGO MEC]

                                                       Magna Entertainment Corp.

                                                       337 Magna  Drive
                                                       Aurora, Ontario
                                                       Canada  L4G 7K1
                                                       Tel (905) 726-2462
                                                       Fax (905) 726-2585

                                                                      Exhibit 99

                                  PRESS RELEASE
                            MAGNA ENTERTAINMENT CORP.
       ANNOUNCES ACQUISITION OF MULTNOMAH AND OPENING OF PORTLAND MEADOWS


October 26, 2001, Aurora, Ontario, Canada.....Magna Entertainment Corp. ("MEC")
(NASDAQ: MIEC; TSE: MIE.A, MEH) today announced that it has completed its acquisition of Multnomah Greyhound Park in Portland, Oregon.

Pursuant to a previously announced agreement, MEC has acquired the operations of Multnomah Greyhound Park for $5.97 million. Approximately one-third of the purchase price was satisfied by the issuance of 330,962 shares of Class A Subordinate Voting Stock of MEC, and the balance was paid in cash. Concurrent with its acquisition of the operating rights, MEC entered into a lease to occupy the real estate upon which the operations are conducted for up to five years.

MEC also announced today that its wholly-owned subsidiary, MEC Oregon Racing, Inc. ("MEC Oregon"), will commence its live thoroughbred meet at Portland Meadows on October 27, 2001. The opening of the Portland Meadows meet was delayed by MEC Oregon due to environmental concerns relating to the storm water retention system utilized by the prior operator of the facility. MEC Oregon recently reached an agreement in principle with the United States Environmental Protection Agency regarding a new storm water retention system.

Portland Meadows traditionally runs a live thoroughbred meet from mid-October through April of each year. During its live meet, Portland Meadows acts as the hub which controls and processes all wagers placed at any of the fifteen off-track wagering facilities within the State of Oregon. Multnomah Greyhound Park operates its live greyhound meet from May through mid-October of each year, and acts as the Oregon hub during that time period.

Jim McAlpine, President and Chief Executive Officer of MEC, stated: "We look forward to establishing MEC as an important member of the Oregon racing and business communities. We believe the State's established system of fifteen off-track wagering facilities and regulatory climate fit well with our ongoing initiatives in the account wagering and electronic media fields. Our plans for the future include the establishment of a new thoroughbred racetrack in the Portland area. We are anxious to continue to work with local horsemen and racing enthusiasts to develop a successful racing operation".

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities ("OTBs"), and owns and operates a national telephone account wagering system called "Call-A-Bet".

For further information, contact:

Graham Orr
Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario  L4G 7K1
Tel:  (905) 726-7099